Exhibit 99.1

NEWS RELEASE

CONTACT:	Investor RelationsCorporate	Communications
	435.634.3200	435.634.3553
	Investor.relations@skywest.com	corporate.communications@skywest.com

SkyWest, Inc. Announces Third Quarter 2020 Profit

Third Quarter Highlights and New Deals Announced Today

•	Pre-tax income of $46 million, net income of $34 million, or $0.66 per diluted share

•	Increased SkyWest’s secured loan facility under the CARES Act to $725 million

•	Secured an agreement to place 20 used CRJ700s under a flying contract with American

•	Secured agreements to acquire and lease 21 used CRJ700 aircraft to a regional airline

ST. GEORGE, UTAH, Oct 29, 2020 -- SkyWest, Inc. (NASDAQ: SKYW) (“SkyWest”) today reported financial and operating results for Q3 2020, including net income of $34 million, or $0.66 per diluted share, compared to net income of $91 million, or $1.79 per diluted share, for Q3 2019. The primary factor in SkyWest’s lower results in Q3 2020 compared to Q3 2019 was reduced flight schedules and lower demand resulting from the COVID-19 pandemic.

Commenting on the results, Chip Childs, Chief Executive Officer of SkyWest, said, “Over the past several months, we have worked with our partners and our people to respond quickly and aggressively to the worst crisis our industry has experienced. The SkyWest team continues to demonstrate exceptional dedication and flexibility, and I want to thank them for their hard work and focus through this challenge. We are committed and remain laser-focused on ensuring we are positioned for the long-term, maintaining strong liquidity, and delivering on our partners’ objectives in the recovery.”

Financial Results

Revenue was $457 million in Q3 2020, down from $760 million in Q3 2019, due to the COVID-19 pandemic that caused a significant reduction in the number of scheduled flights SkyWest operated under its flying contracts compared to the same period last year. Total block hours in Q3 2020 were down 41% from Q3 2019.

SkyWest deferred recognizing revenue on $30 million of fixed monthly payments received during Q3 2020, down from $69 million of revenue that was deferred in Q2 2020. SkyWest will recognize the deferred revenue based on completed flights over the remaining contract term.

Operating expenses were $383 million in Q3 2020, down from $614 million in Q3 2019 due to fewer flights operated compared to the same period last year, with $190 million in CARES Act payroll support (described under “Capital and Liquidity” below) recognized as an offset to salaries and wages expense in Q3 2020. SkyWest anticipates recognizing the remaining $3 million in payroll support grants in Q4 2020.

New Deals Announced Today

SkyWest secured an agreement to place 20 used CRJ700s under a multi-year flying contract with American Airlines (“American”). SkyWest anticipates using its own aircraft not currently under contract with a partner to fulfill this agreement. The aircraft are expected to be placed into service ratably throughout 2021. Following the placement of these 20 aircraft, combined with anticipated placement of four CRJ700s in Q4 2020 and five CRJ700s in 2021 under a previously announced deal, SkyWest is scheduled to have a total of 90 CRJ700s under contract with American by the end of 2021.

SkyWest also secured agreements to acquire 21 used CRJ700s in a 50-seat configuration and lease the aircraft under a multi-year term to another regional airline operating for United Airlines. The aircraft purchases and leases are expected to be completed in Q4 2020.

Status Update on Previously Announced Deals

SkyWest is coordinating with its major airline partners to optimize the timing of upcoming fleet deliveries under previously announced deals in response to COVID-19 schedule reductions. The anticipated future delivery dates summarized below are based on currently available information and are subject to change.

Flying contract with Delta Air Lines (“Delta”)

•	Four new E175 aircraft to be financed and operated by SkyWest are scheduled for delivery in Q4 2020. Normal cash down payments are already covered by deposits paid last year.

•	One new CRJ900 aircraft to be financed by Delta and operated by SkyWest is scheduled for delivery in 2021.

Flying contract with American for E175 aircraft

Twenty new E175 aircraft to be financed and operated by SkyWest:

•	Five aircraft deliveries are anticipated in Q4 2021 and 15 deliveries in 2022

•	SkyWest anticipates financing the aircraft through debt

Flying contract with Delta for CRJ200 aircraft

As previously announced, SkyWest’s capacity purchase agreement with Delta for CRJ200 aircraft is scheduled to expire in 2020. SkyWest owns the remaining 17 CRJ200 aircraft under contract with Delta as of September 30, 2020. SkyWest has no outstanding financing obligations on these 17 CRJ200 aircraft and anticipates these aircraft will be fully depreciated upon removal from the Delta contract.

Capital and Liquidity

SkyWest had $822 million in cash and marketable securities at September 30, 2020, up from $762 million at June 30, 2020. Total debt at September 30, 2020 was $3.1 billion, up from $3.0 billion at June 30, 2020. Capital expenditures during Q3 2020 was $10 million for a spare engine and other maintenance assets.

During Q3 2020, as previously announced, SkyWest and SkyWest Airlines entered into a $573 million, five-year secured loan facility with the U.S. Treasury Department (“Treasury”) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). SkyWest Airlines borrowed the minimum required $60 million under the facility at closing. In October, SkyWest increased its loan capacity under this facility to $725 million. SkyWest Airlines has until March 2021 to borrow additional amounts under the facility. SkyWest issued warrants to purchase 211,416 shares of common stock to Treasury in conjunction with the initial $60 million draw.

During Q3 2020, SkyWest received $144 million in payroll support funding, including $101 million in grants and $43 million in unsecured debt, under the previously announced Payroll Support Program Agreement (“PSP Agreement”) with Treasury. In aggregate, SkyWest received $450 million under the PSP Agreement in 2020, including $345 million in direct grants and $105 million in unsecured debt. SkyWest recognized $152 million and $190 million in payroll grant expense reductions in Q2 2020 and Q3 2020, respectively, and anticipates recognizing the remaining $3 million in Q4 2020.

As of September 30, 2020, SkyWest had a $75 million line of credit facility. SkyWest had approximately $35 million of letters of credit issued under the facility and $40 million available under the line at quarter-end.

About SkyWest

SkyWest, Inc. is the holding company for SkyWest Airlines and SkyWest Leasing, an aircraft leasing company. SkyWest Airlines has a fleet of over 400 aircraft connecting passengers to over 250 destinations throughout North America. SkyWest Airlines operates through partnerships with United Airlines, Delta Air Lines, American Airlines and Alaska Airlines carrying more than 43 million passengers in 2019.

SkyWest will host its conference call to discuss third quarter 2020 results today, October 29, 2020, at 2:30 p.m. Mountain Time. The conference call number is 1-877-418-5293 for domestic callers, 1-866-605-3852 for Canada callers and 1-412-717-9593 for other international callers. Please call up to ten minutes in advance to ensure you are connected prior to the start of the call. The conference call will also be available live on the Internet at https://www.webcaster4.com/Webcast/Page/1088/37992. This press release and additional information regarding SkyWest, including access information for the digital rebroadcast of the third quarter 2020 results call, participation at investor conferences and investor presentations can be accessed at inc.skywest.com.

Forward Looking-Statements

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “forecasts,” "expects," "intends," "believes," "anticipates," “estimates,” "should," "likely" and similar expressions identify forward-looking statements. Such statements include, but are not limited to, statements about the expected terms, timing and benefits of the CARES Act funding, the impact of the COVID-19 outbreak on SkyWest’s business, financial condition and results of operations, the scheduled aircraft deliveries for SkyWest Airlines in upcoming years, and related removal from service and/or placement into service of certain aircraft, SkyWest’s coordination with major airline partners to optimize the delivery of aircraft under previously announced deals, the expected terms, timing and benefits related to SkyWest’s leasing and joint venture transactions, as well as SkyWest’s future financial and operating results, plans, objectives, expectations, estimates, intentions and outlook, and other statements that are not historical facts. All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date. SkyWest assumes no obligation to update any forward-looking statements for any reason. Readers should note that many factors could affect the future operating and financial results of SkyWest and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release. These factors include, but are not limited to, uncertainties regarding the impact of the CARES Act funding on SkyWest’s business and operations, the consequences of the COVID-19 outbreak to economic conditions, the travel industry and our major partners in general and the financial condition and operating results of SkyWest in particular, the prospects of entering into agreements with existing or other carriers to fly new aircraft, ongoing negotiations between SkyWest and its major partners regarding their contractual obligations, uncertainties regarding operation of new aircraft, the ability to attract and retain qualified pilots, the impact of regulatory issues such as pilot rest rules and qualification requirements, and the ability to obtain aircraft financing.

Actual operational and financial results of SkyWest will likely also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, in addition to those identified above: the existing global COVID-19 pandemic and the outbreak of any other disease or similar public health threat that affects travel demand or travel behavior; the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel, including related to the duration and impact of the COVID-19 pandemic, and related decreases in customer demand and spending; the financial stability of SkyWest’s major partners and any potential impact of their financial condition on the operations of SkyWest; fluctuations in flight schedules, which are determined by the major partners for whom SkyWest conducts flight operations; variations in market and economic conditions; significant aircraft lease and debt commitments; estimated useful life of long-lived assets, residual aircraft values and related impairment charges; labor relations and costs; the impact of global instability; rapidly fluctuating fuel costs, and potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; and other unanticipated factors. Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ materially from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

SkyWest, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2020	2019	2020	2019
OPERATING REVENUES
Flying agreements	$445,048	$738,838	$1,490,912	$2,164,173
Lease, airport services and other	12,445	21,457	46,557	64,199
Total operating revenues	457,493	760,295	1,537,469	2,228,372

OPERATING EXPENSES
Salaries, wages and benefits	194,516	251,414	613,895	752,768
Aircraft maintenance, materials and repairs	150,148	133,521	431,654	376,572
Depreciation and amortization	121,467	92,795	364,813	272,929
Airport-related expenses	18,003	27,808	70,192	89,237
Aircraft rentals	15,785	17,676	49,537	55,840
Aircraft fuel	13,641	31,063	45,875	87,570
CARES Act payroll support grant	(190,200)	-	(342,138)	-
Special items	-	-	-	21,869
Other operating expenses	59,580	59,577	167,170	184,634
Total operating expenses	382,940	613,854	1,400,998	1,841,419
OPERATING INCOME	74,553	146,441	136,471	386,953
OTHER INCOME (EXPENSE)
Interest income	1,403	3,542	5,652	11,081
Interest expense	(30,150)	(31,606)	(91,280)	(96,884)
Other income, net	405	361	1,205	47,367
Total other income (expense), net	(28,342)	(27,703)	(84,423)	(38,436)

INCOME BEFORE INCOME TAXES	46,211	118,738	52,048	348,517
PROVISION FOR INCOME TAXES	12,549	27,399	14,113	80,945
NET INCOME	$33,662	$91,339	$37,935	$267,572

BASIC EARNINGS PER SHARE	$0.67	$1.80	$0.76	$5.24
DILUTED EARNINGS PER SHARE	$0.66	$1.79	$0.75	$5.19

Weighted average common shares
Basic	50,181	50,746	50,199	51,111
Diluted	50,622	51,129	50,445	51,568

SkyWest, Inc. and Subsidiaries

Summary of Consolidated Balance Sheets

(Dollars in Thousands)

(Unaudited)

	September 30, 2020	December 31, 2019
Cash and marketable securities	$822,021	$520,172
Other current assets	155,257	240,174
Total current assets	977,278	760,346
Property and equipment, net	5,167,483	5,345,823
Deposit on aircraft	40,263	48,858
Other long-term assets	573,570	502,102
Total assets	$6,758,594	$6,657,129

Current portion, long-term debt	$360,288	$364,126
Other current liabilities	499,616	560,550
Total current liabilities	859,904	924,676

Long-term debt, net of current maturities	2,707,769	2,628,989
Other long-term liabilities	1,005,821	928,450
Stockholders' equity	2,185,100	2,175,014
Total liabilities and stockholders’ equity	$6,758,594	$6,657,129

SkyWest, Inc. and Subsidiaries

Additional Operational Information (unaudited)

SkyWest’s fleet in scheduled service by aircraft type:

	September 30, 2020	June 30, 2020	September 30, 2019
E175 aircraft	189	189	151
CRJ900 aircraft	39	43	43
CRJ700 aircraft	86	86	99
CRJ200 aircraft	134	153	190
Total aircraft	448	471	483

As of September 30, 2020, SkyWest leased four CRJ200s, 13 CRJ700s and five CRJ900s to third parties (these aircraft are excluded from the table above).

Selected operational data:

	Three months ended September 30,				Nine months ended September 30,
	2020	2019	Change		2020	2019	Change
Block hours by aircraft type:
E175s	117,342	135,780	(13.6)%		311,476	395,776	(21.3)%
CRJ900s	12,861	31,595	(59.3)%		45,214	93,988	(51.9)%
CRJ700s	45,807	75,612	(39.4)%		144,547	224,448	(35.6)%
CRJ200	46,551	132,946	(65.0)%		204,573	381,892	(46.4)%
Total block hours	222,561	375,933	(40.8)%		705,810	1,096,104	(35.6)%

Departures	137,493	219,272	(37.3)%		427,531	627,799	(31.9)%
Adjusted flight completion	99.9%	99.9%	0.0	pts	99.9%	99.9%	0.0	pts
Raw flight completion	99.3%	98.5%	0.8	pts	97.3%	97.8%	(0.5	)pts
Passengers carried	4,916,403	11,568,831	(57.5)%		15,583,236	32,566,966	(52.2)%
Passenger load factor	54.1%	83.9%	(29.8	)pts	56.7%	82.3%	(25.6	)pts
Average trip length	503	501	0.4%		495	501	(1.2)%

Adjusted flight completion percent excludes weather cancellations. Raw flight completion includes weather cancellations.